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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                             VODAVI TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92857V102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                        Morningside Value Investors, LLC
                              153 East 53rd Street
                            New York, New York 10022

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               - with copies to -

                           Michael G. Tannenbaum, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700

                                February 8, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1-(b)
          [X]  Rule 13d-1-(c)
          [ ]  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP No. 92857V102                   13G                      Page 2 of 6 Pages
-------------------                                            -----------------


--------------------------------------------------------------------------------
1. Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)

     Morningside Value Investors, LLC - IRS No. 13-4082842
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
                    5.   Sole Voting Power
     Number of
                         243,500 Shares
     Shares         ------------------------------------------------------------
                    6.   Shared Voting Power
     Beneficially
                         0
     Owned by each  ------------------------------------------------------------
                    7.   Sole Dispositive Power
     Reporting
                         243,500 Shares
     Person         ------------------------------------------------------------
                    8.   Shared Dispositive Power
     With
                         0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     243,500 Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     5.75% of Common Stock
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

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CUSIP No. 92857V102                   13G                      Page 3 of 6 Pages
-------------------                                            -----------------



ITEM 1(a).     NAME OF ISSUER:

Vodavi Technology, Inc. (the "Issuer")


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

8300 E. Raintree Drive
Scottsdale, Arizona  85260


ITEM 2(a).     NAME OF PERSON FILING:

Morningside Value Investors, LLC ("Morningside")


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the reporting person is:

153 East 53(rd) Street, 55(th) Floor
New York, New York  10022


ITEM 2(c).     CITIZENSHIP:

Delaware, USA


ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

Common Stock


ITEM 2(e).     CUSIP NUMBER:

CUSIP No. 92857V102



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


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-------------------                                            -----------------
CUSIP No. 92857V102                   13G                      Page 4 of 6 Pages
-------------------                                            -----------------



     a.   [ ]  Broker or dealer registered under Section 15 of the Act,
     b.   [ ]  Bank as defined in Section 3(a)(6) of the Act,
     c.   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
     d. [ ] Investment Company registered under Section 8 of the Investment Company Act,
     e.   [ ]  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
     f. [ ] Employee Benefit Plan, or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
     g. [ ] Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(ii)(G); (Note: see Item 7)
     h. [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     i. [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
     j.   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP:

     (A) AMOUNT BENEFICIALLY OWNED: As of March 12, 2002, 243,500 shares of the Issuer were beneficially owned by The Hummingbird Value Fund, L.P., of which Morningside is the Investment Manager. Accordingly, Morningside may have attributed to it, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, the beneficial ownership of the aggregate amount of 243,500 shares of the Issuer. However, Morningside disclaims any beneficial ownership of the shares covered by this statement inasmuch as it has no pecuniary interest in the shares.

     (B) PERCENT OF CLASS: 5.75% (calculated based on 4,234,788 shares outstanding as of December 31, 2001).

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               243,500 Shares

          (II) SHARED POWER TO VOTE OR DIRECT THE VOTE:

               0


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CUSIP No. 92857V102                   13G                      Page 5 of 6 Pages
-------------------                                            -----------------



         (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               243,500 Shares

          (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

               0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROLLED
          PERSON:

          Not applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable


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CUSIP No. 92857V102                   13G                      Page 6 of 6 Pages
-------------------                                            -----------------



ITEM 10.  CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



March 12, 2002
---------------------------------------
DATE


/s/ Paul D. Sonkin
---------------------------------------
SIGNATURE


Paul D. Sonkin, Managing Member
---------------------------------------
NAME/TITLE